SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: November 21, 2003

FOX RIVER HOLDINGS, INC.

(Formerly Arizona Ventures, Inc.)
(Exact name of registrant as specified in charter)

                          DELAWARE                     33-26787-D                       87-03403828
                  (State or other jurisdiction        (Commission                         (IRS employer
                     of incorporation)                     file number)                           identification no.)

4766 Holladay Blvd.

Holladay, Utah 84117

(Address of Principal Executive Offices)

Registrant's telephone number, including area code (801) 273-9300

Item 1 and Item 5. Change in Control of Registrant

Effective April 23, 2003, Arizona Ventures, Inc., ("the Company") executed an agreement to acquire all the of equity of Fox River Graphics, Inc. ("FRG"), a privately-held Illinois corporation. In the Company's quarterly report for the period ending June 30, 2003, the Company reported that no acquisitions or mergers had been completed. The Company has now abandoned its efforts to close on the acquisition of Fox River Graphics.

In anticipation of the acquisition, the Company was able to get certain debt holders to convert approximately $555,000 in debt for the issuance of approximately 4.6 million shares in common stock. Also in anticipation of a successful closing, the Company changed its name to Fox River Holdings, Inc. and obtained a new trading symbol on the OTC Bulletin Board.

Due to the abandonment of the FRG acquisition, or any other acquisition or merger, management has agreed with the former creditors to rescind their debt conversion. This will result in the cancellation of approximately 3.4 million shares and a renewal of the applicable debt on the Company's books. These creditors, however, have expressed a willingness to forgive the debt in exchange for issuance of common stock, but only after the Company has successfully restructured its equity.

Management currently intends to immediately seek shareholder approval to effect a reverse split of its common stock and change the name of corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOX RIVER HOLDINGS, INC.

Dated: November 24, 2003
By: /s/ Paul Beatty Paul Beatty, President/CEO